Exhibit 2

POWER OF ATTORNEY

Statements on Schedule 13D or Schedule 13G

The undersigned hereby constitutes and appoints Patrick Nielson as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on the undersigned’s behalf any or all Statements on Schedule 13D or Schedule 13G, and any or all amendments thereto, or any other documents whatsoever, relating to the common stock of Masisa S.A., and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact or agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the promises, hereby ratifying and confirming all that said attorney-in-fact or agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Dated as of 19 April 2007

/s/ Peter Fuchs
Peter Fuchs
Chairman
Advisory Committee of the VIVA Trust